EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-135229, 333-38152, 333-61114 and 333-164579 of Harleysville Savings Financial Corporation on Form S-8 and Registration Statement No. 333-38970 of Harleysville Savings Financial Corporation on Form S-3 of our report dated December 17, 2010, relating to the consolidated financial statements of Harleysville Savings Financial Corporation and subsidiary as of September 30, 2010 and 2009, and for the years then ended, appearing in this Annual Report on Form 10-K of Harleysville Savings Financial Corporation for the year ended September 30, 2010.

/s/ ParenteBeard LLC

ParenteBeard LLC
Allentown, Pennsylvania
December 17, 2010